EXHIBIT 3.1

ROSS MILLER
SECRETARY OF STATE
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.155)

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1855)

(1) Name of corporation: CanAm Uranium Corp.

(2) By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The Board of Directors of CanAm Uranium Corp. (the “Corporation”) hereby creates a series of 24,000,000 shares of Preferred Stock of the Corporation, designated as “Series A Preferred Stock,” and hereby fixes the voting powers, designations, preferences, qualifications, privileges, limitations, options, restrictions and other special rights of the Series A Preferred Stock as follows: Each share of Series A Preferred Stock shall have the same rights, terms and preferences as each share of Common Stock, except that each share of Series A Preferred Stock shall have no voting rights at any special or annual meeting of the stockholders of the Corporation and no right to act by written consent in lieu of any special or annual meeting of the stockholders of the Corporation.

(3) Effective date of filing (optional): ____________.

(4) Officer Signature: X /s/ Ryan Gibson

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached.